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                                                                     Exhibit 5.1


General Maritime Ship Holdings Ltd
35 West 56th Street
New York, New York 10019

June 6, 2001

         RE: GENERAL MARITIME SHIP HOLDINGS LTD. (THE "COMPANY")

Ladies & Gentlemen:

         I am licensed to practice law in the Republic of the Marshall Islands (the "RMI"), under Bar Certificate No. 80, and am a member in good standing of the Bar of the RMI. I have acted as special counsel to the Company, a MRI non-resident domestic corporation, in connection with the Company's issuance of common stock, par value US$0.01 per share, pursuant to its registration statement on Form S-1, File No. 333-49814, and amended through the date hereof (the "Registration Statement"), for the purpose of rendering an opinion that relate to the application and interpretation of RMI law.

         In connection with this opinion I have examined originals, facsimiles, or photo copies of the Registration Statement, as amended, and the prospectus to which such registration statement relates (the "Registration Statement").

         In addition, although I have searched the statutory laws of the RMI and have examined such certificates, records, authorizations and proceedings as I have deemed relevant, my knowledge of factual matters will be limited to those matters of which I have actual knowledge. The opinion hereinafter expressed is subject to the constitutionality and continued validity of all statutes and laws of the RMI relied upon by me in connection therewith. I express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinion set forth herein. I assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion,



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of any such changes, whether or not material, or of any other matter which may hereinafter be brought to my attention.

         Based upon the above, I am of the opinion that the issuance under the Registration Statement by the Company of 8,050,000 Shares with par value per share of US$0.01 has been duly authorized by the Company, and upon issuance and distribution thereof the Shares will be validly issued, fully prepaid, and non-assessable.

         I hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to me under the captions "Tax Considerations" and "Legal Matters" in the prospectus that is a part of the Registration Statement. The giving of this consent, however, does not constitute an admission that I am an "expert" within the meaning of Section 11 of the United States Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.

Sincerely,




/s/ Dennis Reeder

Dennis Reeder